PRELIMINARY COPY

March 19, 2002

To Our Shareholders:

As we prepare for the Lenawee Bancorp, Inc. Annual Meeting of Shareholders, enclosed are your proxy materials and detailed financial information regarding our corporation. As in prior years, the Annual Meeting will be held in Dominican Hall on the Adrian campus of Siena Heights University. The meeting will begin at 7:00 p.m. on Thursday, April 18, 2002 and I invite you to attend. A reply card is enclosed so that you may let us know if you plan to join us. I look forward to seeing you that evening.

I believe that you will be pleased with our 2001 operating performance as presented in the enclosed material. As I have said in my quarterly statement messages during the year, we have made a significant investment in our corporate future with the founding of the Bank of Washtenaw. The benefits of that action will be long-term. As anticipated, however, there has been a near-term impact in terms of additional expense. The strength of our core business – the Bank of Lenawee and Pavilion Mortgage Company – has enabled us to absorb those increased costs with a relatively nominal effect upon net income. Please see the enclosed financial information for more details and management commentary.

Establishing the Bank of Washtenaw was a significant part of our plan to ensure long-term growth and enhanced shareholder value. Your proxy material contains an opportunity for you to support the execution of another part of that plan.

After careful consideration, your Board of Directors and management are recommending that the name of our holding company be changed from Lenawee Bancorp, Inc. to Pavilion Bancorp, Inc. As we have grown, we now operate in several locations outside Lenawee County, our original market area. We believe that adopting a corporate name that is not specific to any location more accurately represents the current nature of our corporation, provides more flexibility in the event of future expansion and will be beneficial as we communicate with shareholders, prospective shareholders and members of the investment community. This is simply a name change. Our corporate culture, operating philosophy and commitment to our local markets will remain the same.

Please contact me with any questions or comments. My direct telephone number is (517) 266-5000 and my e-mail address is pgill@bankoflenawee.com. Thank you again for your interest in our continued success.

Sincerely,

PRELIMINARY PROXY STATEMENT

LENAWEE BANCORP, INC.

135 East Maumee Street
Adrian, Michigan 49221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 18, 2002

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Lenawee Bancorp, Inc. (the “Corporation”), a Michigan corporation, will be held on April 18, 2002, at 7:00 p.m. (local time) at the Dominican Hall, Siena Heights University, 1247 East Siena Heights Drive, Adrian, Michigan, for the following purposes:

1.	To elect four (4) directors, each to hold office for a three-year term.
2.	To consider and act upon a proposal to amend the Corporation's Articles of Incorporation to change the Corporation's name to Pavilion Bancorp, Inc.
3.	To approve of the selection of the Corporation's auditors for the 2002 fiscal year.
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed March 8, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors
Pamela S. Fisher, Secretary

Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, all parties must sign the proxy form.

Dated: March 19, 2002

PRELIMINARY PROXY STATEMENT

LENAWEE BANCORP, INC.
135 East Maumee Street
Adrian, Michigan 49221

PROXY STATEMENT

        This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Lenawee Bancorp, Inc. (the “Corporation”), to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 18, 2002, at 7:00 p.m. (local time), at the Dominican Hall, Siena Heights University, 1247 East Siena Heights Drive, Adrian, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

VOTING AT THE MEETING

        This Proxy Statement has been mailed on or about March 19, 2002, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 8, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

        The Corporation has only one class of capital stock authorized, which is common stock. As of the record date, there were 850,381 shares of common stock of the Corporation outstanding. Each outstanding share will entitle the holder thereof to one vote on each separate matter presented for vote at the meeting. Votes cast at the meeting and votes submitted by proxy, are counted by the inspectors of the meeting, who are appointed by the Corporation.

        If a Proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the Proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all of the nominees named in the Proxy Statement and for the proposals set forth in this Proxy Statement, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date, or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

ELECTION OF DIRECTORS

        The Articles of Incorporation of the Corporation authorize the Board of Directors to establish the size of the Board. The Board of Directors has established the size of the Board for 2002 at nine (9) persons. The Articles of Incorporation also provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered 3-year terms of office. Four people have been nominated by the Board of Directors for election to the Board to serve a three-year term expiring at the 2005 Annual Meeting of Shareholders. The Board has nominated Allan F. Brittain, Edward J. Engle, Jr., William R. Gentner, and Douglas L. Kapnick each for a 3-year term. Each nominee is an incumbent director previously elected by the Corporation’s shareholders.

        Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. In the event any of such nominees shall become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Except for those persons nominated by the Board of Directors, no other persons may be nominated for election at the 2002 annual meeting. The Corporation’s Bylaws require at least 60 days prior written notice of any other proposed shareholder nomination and no such notice has been received.

        A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Corporation. As such, individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

        The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

PROPOSAL TO CHANGE THE NAME OF THE CORPORATION
TO PAVILION BANCORP, INC.

        On December 13, 2002, the Corporation’s Board of Directors approved an amendment to Article I of the Corporation’s Articles of Incorporation changing the Corporation’s name from Lenawee Bancorp, Inc. to Pavilion Bancorp, Inc.

        For many years, the Corporation and its wholly owned subsidiary operated primarily in Lenawee County. As the Corporation has expanded its business into Washtenaw County through the formation of Bank of Washtenaw, and considering that the Corporation may in the future wish to expand into various other locales, the Board of Directors believes it is advisable to do so under a name that is not tied to any particular geographic location. The “Pavilion” name is already being used for the Bank of Lenawee’s mortgage company subsidiary and if used by the Corporation, would give it a distinctive name not focused on a particular community or area.

        Required Votes for Approval. The affirmative vote of a majority of the Corporation’s Common Stock outstanding is required to approve the amendment. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will be treated as votes cast against the amendment. Unless otherwise directed by marking the accompanying proxy, the proxy holder named therein will vote for the approval of the amendment.

The Board of Directors recommends a vote FOR the approval of the proposed amendment to change the Corporation's name.

RELATIONSHIP WITH AND APPROVAL OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The financial statements of the Corporation for the year ended December 31, 2001, have been examined by Crowe, Chizek and Company LLP, certified public accountants, as independent auditors of the Corporation for the 2001 fiscal year. No representative of Crowe, Chizek and Company LLP is expected to be at the annual meeting of shareholders. Crowe, Chizek and Company LLP have been the Corporation’s auditors for many years and have been reappointed by the Board of Directors as independent public accountants of the Corporation and its subsidiaries for the year ending December 31, 2002.

        Audit Fees

        Aggregate fees billed by Crowe, Chizek and Company LLP for professional services rendered for the audit of the Corporation’s annual consolidated financial statements and related services with respect to the annual report on Form 10-K and review of quarterly reports on Form 10-Q for the year ended December 31, 2001, were $39,700.

         Financial Information System Design and Implementation Fees

        No professional services were rendered by Crowe, Chizek and Company LLP for the year ended December 31, 2001, with respect to, directly or indirectly, operating, or supervising the operation of, the Corporation’s information systems or managing the Corporation’s local area network or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements taken as a whole.

         All Other Fees

        The aggregate fees billed for services rendered by Crowe, Chizek and Company LLP for services not covered under the two preceding captions for the year ended December 31, 2001 totaled $109,483.

        The Corporation’s Audit Committee has concluded that the provision of services covered under the captions Financial Information System Design and Implementation Fees and All Other Fees is compatible with Crowe, Chizek and Company LLP maintaining their independence. None of the hours expended by Crowe Chizek’s engagement to audit the Corporation’s consolidated financial statements for the year ended December 31, 2001, were attributed to work performed by persons other than Crowe Chizek’s full-time, permanent employees.

         Vote Required For Approval

        The affirmative vote of a majority of the Corporation’s common stock voted at the annual meeting, in person or by proxy, is required to approve the selection of Crowe, Chizek and Company LLP as auditors for 2002. Shares not voted at the meeting, whether by abstention, broker non-vote or otherwise, will not be treated as votes cast at the meeting. Unless otherwise directed by marking the accompanying proxy, the proxy holder named therein will vote for the approval of Crowe, Chizek and Company LLP as the Corporation’s auditors.

        The Board of Directors recommends a vote FOR approval of the selection of Crowe, Chizek and Company LLP as the Corporation’s auditors for 2002.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP
BY MANAGEMENT AND OTHERS

         At March 8, 2002, the Corporation had outstanding 850,381 shares of common stock. Shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on March 8, 2002, the record date fixed by the Board of Directors. Votes cast at the meeting, and votes submitted by proxy, are counted by the inspectors of the meeting, who are appointed by the Corporation.

        As of March 8, 2002, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of the Company except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(5)(6)	Approximate Percent of Class(2)
Douglas L. Kapnick 159 North Scott Street Adrian, MI 49221	86,176(3)	10.1%
BONAT (ESOP/401(k) Trust)(4) 135 East Maumee Street Adrian, MI 49221	88,132	10.3%

        The information in the following table sets forth the beneficial ownership of the Corporation’s common stock by each of the Corporation’s directors and each of the executive officers listed in the Summary Compensation Table presented later and by all directors and executive officers as a group.

	Number of Shares Beneficially Owned(1)(5)(6)	Percent of Class(2)

Douglas L. Kapnick (Director)............................................................	86,176	10.1%
Allan F. Brittain (Director &Executive Officer)..................................	34,629	4.0%
Fred R. Duncan (Director)....................................................................	22,012(7)	2.5%
Edward J. Engle, Jr. (Director).............................................................	3,272	*
William R. Gentner (Director).............................................................	4,658	*
J. Paul Rupert (Director).....................................................................	3,808	*
Emory M. Schmidt (Director).............................................................	2,876	*
J. David Stutzman (Director)..............................................................	4,540	*
Patrick K. Gill (Director & Executive Officer)....................................	7,128(8)	*
Loren V. Happel (Executive Officer)..................................................	576	*
Pamela S. Fisher (Executive Officer)..................................................	3,917	*
All Directors and Executive Officers as a Group (11 persons).........................................................................................	173,592	20%
*Less than 1%

(1)	The number of shares stated are based on information furnished by each person listed and includes shares personally owned of record by that person and shares which under applicable regulations are deemed to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within sixty (60) days.

(2)	Calculated based on shares outstanding plus shares subject to stock options held by any individual listed which are exercisable within sixty (60) days.

(3)	Includes shares as to which the indicated person is legally entitled to share voting or investment power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the indicated person may have substantial influence by reason of the relationship.

(4)	Patrick K. Gill, Loren V. Happel, and Pamela S. Fisher, officers of the Corporation, are members of the Pension/ESOP/401(k) Committee (“ESOP Committee”) of the Corporation. Sky Financial is the trustee of the ESOP Trust, which holds shares of the Corporation for the ESOP. The trustee has voting and limited investment power over the shares held by the ESOP Trust which have not been allocated to an individual account, if any, and limited investment power over shares which have been allocated to an individual account. The ESOP Committee has the power to direct the trustee as to the voting of the shares held by the ESOP Trust that have not been allocated to an individual account, if any. Each of the members of the ESOP Committee disclaims beneficial ownership of shares held by the ESOP (except shares allocated to the person’s individual account under the ESOP), and the ESOP shares are not reported as beneficially owned by the members of the ESOP Committee as individuals unless the shares have been allocated to the person’s individual account under the ESOP.

(5)	Includes shares allocated to individual accounts under the ESOP.

(6)	Shares that may be acquired pursuant to stock options are included in the table for stock options that are exercisable within sixty (60) days. The number of shares subject to such options for the individuals are as follows: Allan F. Brittain: 3,048; Fred R. Duncan: 2,548; Edward J. Engle, Jr.: 2,548; William R. Gentner: 1,288; Douglas L. Kapnick: 2,548; Emory M. Schmidt: 2,548; J. David Stutzman: 2,548; J. Paul Rupert: 2,548; and Patrick K. Gill: 2,280.

(7)	Includes 952 shares held in trust by an adult child for the benefit of Mr. Duncan's wife. Mr. Duncan disclaims beneficial ownership of those shares.

(8)	Includes 1,100 shares owned by a church as to which Mr. Gill serves as trustee by virtue of his position with the Bank of Lenawee. Mr. Gill disclaims any beneficial interest in those shares.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

        The following information relating to the principal occupation or employment has been furnished to the Corporation by the respective directors and director nominees. Each of those persons has been engaged in the occupations stated below for more than 5 years and each of them serves as a director of the Bank of Lenawee.

Nominees for Election as Directors for Terms Expiring in 2005

Allan F. Brittain (Director since 1976)
Allan Brittain, 64, is Chairman of the Board of the Bank of Lenawee. Mr. Brittain serves on the Executive Committee, Pension, ESOP/401(k) Administrative Committee and the Compensation Committee of the Corporation. He is a member of the Executive Committee and Asset/Liability Committee of the Bank of Lenawee. He also serves on the Board of Bank of Washtenaw and is a member of its Loan Committee. He is also a member of the Board of Trustees for Siena Heights University, and a Board member of the Adrian Public Schools Educational Foundation. Mr. Brittain began his career at the Bank in March of 1963 where he was employed continuously as a full-time employee until his retirement from full-time employment as the Bank’s Chief Executive Officer on December 31, 1997. As described below, he continues to provide consulting services to the Corporation and to the Bank. He resides in Adrian, Michigan.

Edward J. Engle, Jr. (Director since 1986)
Edward Engle, 60, is President of Rima Manufacturing, a screw machine company in Hudson, Michigan. He is Chairman of the Audit, Loan Review and Compliance Committee of the Corporation and also serves on the Executive Committee and Loan Committee of the Bank of Lenawee. Mr. Engle is a graduate of DePaul University and Toledo University. Mr. Engle resides in Onsted, Michigan.

William R. Gentner (Director since 1997)
William Gentner, 65, is Owner and President of Gentner Inc. located in Saline, Michigan, which he founded in Brooklyn, Michigan in 1957. Gentner Inc. is a material supplier consisting of four transportation companies. It has 70 employees and nearly 50 Michigan Gravel Trains. Mr. Gentner serves on the Audit, Loan Review and Compliance Committee of the Corporation and the Asset/Liability Committee of the Bank of Lenawee. He presently serves on the Board of Bank of Washtenaw and is a member of its Asset/Liability Committee. He is also the President of the Michigan Aggregate Carriers Trucking Association. Mr. Gentner resides in Saline, Michigan.

Douglas L. Kapnick (Director since 1982)
Douglas Kapnick, 58, is President of Kapnick and Company. Kapnick and Company is a full service insurance broker with offices in Adrian and Southfield and 85 employees. Mr. Kapnick is Chairman of the Board of Lenawee Bancorp, Inc. and serves on the Executive Committee and the Compensation Committee of the Corporation. He also serves on the Loan Committee and the Executive Committee of the Bank of Lenawee. Mr. Kapnick is on the Board of the Bank of Washtenaw and is also a member of its Executive Committee and Loan Committee. He also serves on the Board of Trustees for Siena Heights University, is a Director of the Emma L. Bixby Medical Center Foundation, a Board member of the Greater Adrian Industrial Development Corporation, and a Board member of the Adrian Symphony. He is also a recipient of the Lenawee Maple Leaf Award. Mr. Kapnick resides in Adrian, Michigan.

Director Whose Terms Expire in 2004

Fred R. Duncan (Director since 1984)
Fred Duncan, 60, is the former owner of the Metamora Elevator (grain elevator business). He serves on the Executive Committee and Finance Committee of the Corporation and the Loan Committee of the Bank of Lenawee. He is also a youth camp counselor and mission team leader. Mr. Duncan resides in Shelby, Michigan.

J. Paul Rupert Ph.D. (Director since 1992)
Paul Rupert, 59, is President of Today's Office (retail office furniture). He serves the Corporation on the Finance Committee, the Audit, Loan Review and Compliance Committee and is Chairman of the Compensation Committee. He also serves as a member of the Asset/Liability Committee of the Bank of Lenawee. Dr. Rupert is a Board member of the Bank of Washtenaw and serves as a member of its Asset/Liability Committee. Dr. Rupert resides in Adrian, Michigan.

Emory M. Schmidt (Director since 1994)
Emory Schmidt, 58, is Vice President of Brazeway, Inc. Brazeway is a world-wide leader of extruded aluminum tubing and heat transfer components with facilities in the U.S., Latin America, Europe and Asia. Mr. Schmidt serves as Chairman of the Executive Committee and also serves on the Finance Committee and the Compensation Committee of the Corporation. He also serves as Chairman of the Executive Committee of the Bank of Lenawee and is a member of its Asset/Liability Committee. He also serves as a member of the Adrian College Business Advisory Board, is the Vice President of the Adrian Schools Education Foundation, and an Executive Committee Member of Lenawee Health Alliance. Mr. Schmidt resides in Adrian, Michigan.

Directors Whose Terms Expire in 2003

Patrick K. Gill (Director since 1993)
Patrick Gill, 51, is President and CEO of the Bank of Lenawee. Mr. Gill began his career at the Bank of Lenawee in 1992. Mr. Gill serves on the Executive Committee, the Finance Committee, the Pension, ESOP/401(k) Committee and the Compensation Committee of the Corporation. He also serves on the Executive Committee, the Loan Committee and the Asset/Liability Committee of the Bank of Lenawee. Mr. Gill is Board Chairman of the Bank of Washtenaw and serves as a member of its Executive Committee, Loan Committee and Asset/Liability Committee. Mr. Gill is a Past President of the Board of the Lenawee United Way and Volunteer Center. He also serves, or has served, as a Board member of the Lenawee Chamber of Commerce, a Board member of Catholic Social Services, a member of the Board of Advisors at Adrian College and a Board member of the Saint Joseph Academy Investment Advisory Board. Mr. Gill resides in Adrian, Michigan.

J. David Stutzman (Director since 1993)
David Stutzman, 56, is a Member of Raymond & Stutzman LLC, which is a beef feeding and crop farming operation in Seneca, Michigan. Mr. Stutzman serves on the Audit, Loan Review and Compliance Committee of the Corporation and is a member of the Executive Committee and Loan Committee of the Bank of Lenawee. He also serves as a Board member of the Lenawee United Way, is an Advisory Board member of the Producer's Livestock Association, is a past board member of Morenci Area Schools and currently serves on various boards for the First U.C.C. Church. Mr. Stutzman resides in Seneca, Michigan.

Director Compensation

        Directors of the Corporation are not paid an annual retainer. Directors of the Bank of Lenawee and Bank of Washtenaw are paid an annual retainer fee of $600 ($5,400 to the Chairman of the Bank of Lenawee). Compensation is also paid for attendance at Corporation Board meetings ($250 each meeting) and Bank of Lenawee Board and Bank of Washtenaw Board meetings ($250 each meeting), and all committee meetings ($200 each meeting). Discretionary bonuses in the form of stock options were paid as listed below for the years ended December 31, 2001, 2000, and 1999 respectively. During 2001, the Board of Directors of the Corporation and the Banks held a total of 36 regular meetings. Various committees of the Boards held meetings as needed. Each Director attended at least 75% of the total number of meetings of the Boards of Directors and meetings of committees on which they served.

        Mr. Brittain, Chairman of the Board of Directors of the Bank of Lenawee, and the Bank are parties to a consulting agreement under which he is paid an annual consulting fee of $50,000. The consulting agreement expires at the end of May,2002. They are also parties to a supplemental retirement agreement, which provides for a supplemental retirement benefit for Mr. Brittain. The benefit under the agreement is equal to the difference between the benefit Mr. Brittain would have received under the Bank’s Retirement Plan if he had retired at age 65 (normal retirement age) rather than age 60 when he actually retired. His right to the supplemental benefits vests over a five-year period ending December 31, 2002, provided he does not become an executive officer of any other bank or financial institution having its main office in Lenawee County, Michigan. The amount of the supplemental benefit is $532 per month.

        Effective February 1, 2001, the Corporation adopted a Stock Option Plan for directors and executive officers. The plan was approved by the Corporation’s shareholders on April 18, 2001, and will terminate January 31, 2006. The plan provides for granting of options covering a total of up to 50,000 shares of the Corporation’s common stock. The plan provides for the grant each year to each director not actively employed by the Corporation or a Bank subsidiary, as of the effective date of the plan, of options covering 500 shares of common stock. The President of each Bank subsidiary and other individuals are entitled to receive options covering a number of shares determined by a committee of directors who are not employees of a Bank subsidiary or the Corporation. Options granted under the plan, vest at the rate of 20% at each anniversary of the option grant date. Vesting is accelerated upon the Optionee’s attainment of age 62, in the event of a change of control of the Corporation, the death of the Optionee or the Optionee’s total disability. A similar stock option plan was in effect from January 1, 1996 until January 18, 2001. The option price under all options granted to date has been the most recent independent appraised price for purposes of the Bank’s Employee Stock Ownership Plan. The term of each Option is established by the committee but may not exceed ten years from the date of grant.

Stock Options granted to directors:

2001	2000	1999
Each Outside Director: 500	Each Outside Director: 660	Each Outside Director: 660
Chairman: 500	Chairman: 660	Chairman: 660
CEO: 400	CEO: 440	CEO: 440
Exercise Price - ALL OPTIONS - $51.00 Per Share	Exercise Price - ALL OPTIONS - $44.00 Per Share	Exercise Price - ALL OPTIONS - $36.00 Per Share
(NOTE: All amounts shown have been adjusted for stock splits.)

AUDIT COMMITTEE

        The Audit Committee, comprised of four non-employee directors, met on four occasions during 2001. Each of the members of the Audit Committee is independent as defined in Rule 4200(a) of the NASD Listing Standards. Primary duties and responsibilities of the Audit Committee include annually recommending to the Board of Directors an independent public accounting firm to be appointed auditors of the Corporation and the Banks, reviewing the scope and fees for the audit, reviewing all the reports received from the independent certified public accountants, and coordinating matters with the internal auditing function. The Board of Directors has not adopted an Audit Committee Charter. On February 20, 2002, the Audit Committee submitted to the Board the following report.

        Audit Committee Report

        We have reviewed and discussed with management the Corporation’s audited financial statements as of and for the year ended December 31, 2001.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors, as required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Form 10-K for the year ended December 31, 2001.

        Management is responsible for the Corporation’s financial reporting process including its systems of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Corporation’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Corporation and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Corporation’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Corporation’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Corporation’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Corporation’s independent accountants are in fact “independent.”

         Respectfully submitted, Edward J. Engle, Jr., William R. Gentner, J. Paul Rupert and J. David Stutzman.

COMPENSATION OF EXECUTIVE OFFICERS

Committee Report on Executive Compensation

        All of the executive officers of the Corporation, with the exception of Mr. Kapnick (the Chairman) are also officers of one or more of the Corporation’s subsidiary banks. They serve as officers of the Corporation as an incident to their primary service as an officer and employee of a subsidiary bank and receive no compensation directly from the Corporation. Although there is a great deal of communication between the Board of Directors of the Corporation and the Boards of Directors of the subsidiary banks, the Boards of Directors of the subsidiary banks retain authority and responsibility for setting compensation for their own officers, including those officers who also serve as officers of the Corporation.

        The Executive Committee of the Corporation serves as a Compensation Committee with respect to Mr. Gill’s compensation, with Mr. Gill excluded from decisions with respect to his own compensation. The Board of Directors of the Corporation, except Mr. Gill, serves as a committee to administer the Stock Option Plans of the Corporation. The Corporation’s Board of Directors has responsibility for establishing the formal Employee Benefit Plans, which are available to the employees of the subsidiary banks. These plans currently include a Qualified Employee Stock Ownership and 401(k) Plan, and the 2001 Stock Option Plan. The Board of Directors of the Corporation reviews the compensation to be paid to executive officers of the subsidiary banks and who also serve as officers of the Corporation. Recommendation and formal authorization of the compensation of subsidiary bank executive officers is, however, the role of the Board of Directors of the subsidiary banks.

        All executive officers receive a salary and, if net income is satisfactory, an annual cash bonus. It is the policy of the Corporation and the subsidiary banks to set salaries at levels that will be competitive with other comparable financial institutions in order to enable the Corporation and the subsidiary banks to retain and, when needed, attract qualified executive officers. Information on compensation levels of other institutions is obtained from compensation surveys published by the Michigan Bankers Association, the Bank Administration Institute and from other similar sources. In setting salaries, the Corporation and the subsidiary banks also seek to assure relative fairness in the compensation of officers and to recognize the value of the contribution that each makes to the Corporation’s success. Annual cash bonuses are based on a discretionary evaluation of the performance of the Corporation and the subsidiary bank served by the officer. Bonuses also take into account recognition of specific personal achievements of the individual officers.

        During 2001, stock options to purchase 400 shares were granted to the Corporation’s President who also serves as President of Bank of Lenawee. Stock options to purchase 300 shares were granted to the President of Bank of Washtenaw. No stock options were granted to any other executives. The number of shares subject to each option was based upon the position and discretionary assessment of the performance of each grantee. The options awarded in 2001 vest at the rate of 20% each year.

        The Corporation generally maintains a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed 10% of each executive officer’s respective annual salary and bonus.

        The salary and bonus of Patrick K. Gill, President and Chief Executive Officer of the Corporation and the Bank of Lenawee, was recommended by the Executive Committee of the Bank of Lenawee and approved by the Boards of Directors of the Corporation and the Bank of Lenawee. In recommending and approving Mr. Gill’s salary, the Committee and the Boards considered a survey of compensation paid to executive officers by Michigan financial institutions of more or less comparable size. Mr. Gill’s salary, bonus and stock option awards were also based on a discretionary evaluation of Mr. Gill’s personal performance and the operating results of the Corporation and the Bank of Lenawee. For this purpose, the Committee and the Board of Directors focused on the earnings of the Corporation and the Bank of Lenawee in the year just completed, the quality and productivity of the management team, reductions in administrative staffing, and continuing improvements made in loan quality, loans and loan allowance management, and loan documentation and procedures.

        Respectfully submitted, Allan F. Brittain (member Executive and Compensation Committees), Douglas L. Kapnick (member Executive and Compensation Committees), J. Paul Rupert (member Compensation Committee), Emory M. Schmidt (member Executive and Compensation Committees), Patrick K. Gill (member Executive and Compensation Committees), Pamela S. Fisher (member Compensation Committee) and Walter G. Byers (member Compensation Committee).

EXECUTIVE COMPENSATION SUMMARY

        The following table sets forth the compensation paid by the Bank of Lenawee during the last three years to its Chief Executive Officer, Chief Financial Officer, and Corporate Secretary. There are no employees of the Corporation, All are employed by either the Bank of Lenawee or the Bank of Washtenaw. No other executive officers of the Corporation received annual compensation in excess of $100,000 during this period.

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	All Other Compensation

Patrick K. Gill, President/CEO	2001	$165,101	$50,846	$79,594(1)
	2000	150,500	77,282	70,633(1)
	1999	130,000	48,950	61,600(1)

Loren V. Happel, CFO	2001	$87,240	$13,852	N/A
	2000	82,000	23,900
	1999	80,400	22,100

Pamela S. Fisher, Corp. Sec.	2001	$89,140	$14,318	N/A

(1)	Includes the value of a share grant of Company common stock, amounts reimbursed for payment of taxes and the use of a Company vehicle. Share grants were 1,000 in 2001 and 2000 and 500 in 1999.

        In 1999, Patrick K. Gill and the Bank of Lenawee executed an agreement that outlines his compensation arrangement. That compensation consists of a minimum annual base salary of $150,000, participation in a cash incentive program, participation in a shareholder-approved stock option program for directors and certain executive officers, a 1,000 share stock award, a vehicle and all other benefits as may be provided to employees generally. The agreement also outlines various termination scenarios and the compensation and/or benefits to be paid under each. In the event of an involuntary termination, without cause, of Mr. Gill’s employment, or his resignation for good reason (change in duties or responsibilities or reduction in base salary), his compensation and benefits will be paid for twelve months. Should his employment be terminated for cause, or he resign without good reason, no salary continuation will be paid and benefits will only be provided in accordance with the plans and practices applicable to employees generally.

        The Corporation maintains a defined benefit pension plan for substantially all employees. The Corporation also maintains an Employee Stock Ownership and 401(k) plan covering substantially all employees.

EXECUTIVE OPTION GRANTS IN LAST FISCAL YEAR

	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2) 5% 10%

Patrick K. Gill	400	57%	$51.00(1)	2011	$10,874	$29,400

(1)	Appraised value in the most recent independent appraisal performed for purposes of the Bank’s Employee Stock Ownership Plan.
(2)	Computed based on last sale price ($48.00 per share), during 2001, of which management is aware.

Name	Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2001 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2001(1) Exercisable/Unexercisable

Patrick K. Gill	-0-	-0-	2280/840	$51,268.80/$4,048.00

(1)	Computed based on last sale price ($48.00 per share), during 2001, of which management is aware.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Certain directors and officers of the Corporation have had, and are expected to have in the future, loan and other extension of credit transactions with the subsidiary banks, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, such transactions with the subsidiary banks. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectability or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and will be subject to approval by a majority of the Corporation’s independent, outside disinterested directors.

        The Corporation and the subsidiary banks purchase all of their insurance products through an insurance agency owned primarily by Mr. Kapnick, one of the directors. All insurance products are purchased at rates, which are believed to be competitive for the same or comparable insurance products that could be purchased through other agencies. Total premiums paid to Mr. Kapnick’s agency for one year of insurance coverage purchased by the Corporation and the subsidiary banks during 2001 were approximately $66,204.00. The Corporation and the subsidiary banks also purchase most of their office furniture through Today’s Office, a retail furniture franchise owned by Dr. Rupert, also a director. The furniture is purchased at prices that are competitive with other retail office furniture suppliers. Total invoices paid to Dr. Rupert’s store during 2001 were approximately $169,752.00.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the MG Group Index and the NASDAQ Stock Market Index for the five-year period ended December 31, 2001. The MG Group Index is an index composed of 90 banks and bank holding companies located in the Midwest and published by Media General Financial Services. The following information is based on an investment of $100, on December 31, 1996, in the Corporation’s common stock, the MG Group Index, and the NASDAQ Stock Market Index, with dividends reinvested. There has been only limited trading in the Corporation’s common stock and the Corporation’s common stock does not trade on any stock exchange or on the NASDAQ market. Accordingly, the returns reflected in the following graph and table are based on sale prices of the Corporation’s stock of which management is aware. There may have been sales at higher or lower prices of which management is not aware.

	1996	1997	1998	1999	2000	2001
Lenawee Bancorp	100	123.86	227.85	359.44	312.48	236.98
MG Group Index	100	170.69	189.37	157.15	191.37	193.01
NASDAQ Market Index	100	122.32	172.52	304.29	191.25	152.46

Source: Media General Financial Services, Richmond, Virginia

COMPLIANCE WITH SECTION 16 REPORTING

        The rules of the Securities and Exchange Commission require that the Corporation disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers and beneficial owners of more than 10% of the Corporation’s common stock. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons, the Corporation believes that during the year ended December 31, 2001, its directors, executive officers and beneficial owners of more than 10% of the Corporation’s common stock have complied with all filing requirements applicable to them.

SHAREHOLDER PROPOSALS

        Any shareholder proposal to be considered by the Corporation for inclusion in the 2003 Annual Meeting of Shareholders proxy materials must be received by the Corporation no later than November 20, 2002.

AVAILABILITY OF 10-K ANNUAL REPORT

        An annual report on Form 10-K to the Securities and Exchange Commission for the year ended December 31, 2001, will be provided free to shareholders upon written request. Write to Lenawee Bancorp, Inc., Attention: Pamela S. Fisher, 135 East Maumee Street, Adrian, Michigan 49221. The Form 10-K and certain other periodic filings are filed with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Corporation, that file electronically. The SEC’s web site address is http:\\www.sec.gov.

MISCELLANEOUS

        The management of the Corporation is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

        The cost of soliciting proxies in the accompanying forms will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by some regular employees of the Corporation.

        Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS
Pamela S. Fisher Secretary

March 19, 2002

PRELIMINARY PROXY

Lenawee Bancorp, Inc. 135 East Maumee Street Adrian, Michigan 49221	This Proxy is solicited on behalf of the Board of Directors

PROXY

        The undersigned holder of _________________ shares of capital stock of Lenawee Bancorp, Inc. hereby appoints Douglas L. Kapnick and Allan F. Brittain as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Lenawee Bancorp, Inc. held of record by the undersigned on March  8, 2002, at the annual meeting of shareholders to be held April 18, 2002, and at any adjournment thereof.

1.      In the election of four directors to be elected for terms expiring in 2005

[ ]	FOR all nominees listed below (except as marked to the contrary below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

Allan F. Brittain	-	Edward J. Engle, Jr.	-	William R. Gentner	-	Douglas L. Kapnick

2.      Proposal to approve an amendment to the Corporation's Articles of Incorporation changing its name to Pavilion Bancorp, Inc.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.      Proposal to approve the selection of the Corporation's auditors for the 2002 fiscal year.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.      In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Item 1 and FOR the Other Proposals.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or company name by authorized person.

Signature	Signature if held jointly

Dated: , 2002

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.